Exhibit 10.7

END - USER SOFTWARE LICENSE AGREEMENT

between

DUO SOFTWARE (PRIVATE) LIMITED

and

LANKACLEAR (PVT) LIMITED

END-USER SOFTWARE LICENSE AGREEMENT

This End-User Software License Agreement (the “Agreement”) is made on the first day of November 2013

BETWEEN:	Duo Software (Pvt) Ltd. (company registration no PV 10048) a corporation duly incorporated and existing under the laws of the Republic of Sri Lanka, with its registered office located at:

No. 403, Galle Road, Colombo 3, Sri Lanka.

(hereinafter referred to as the “Licensor” which term shall as herein used where the context so requires mean and include the said Duo Software (Pvt) Ltd, its successors and permitted assigns)

AND:	LankaClear (Pvt) Ltd. (company registration no. PV 7551), a corporation duly incorporated and existing under the laws of the Republic of Sri Lanka, with its registered office located at:

Level 18, Bank of Ceylon Head Office, “BOC Square”, No. 01, Bank of Ceylon Mawatha, Colombo 1, Sri Lanka.

(hereinafter referred to as the “Licensee” which term shall as herein used where the context so requires mean and include the said LankaClear (Pvt) Ltd, its successors and assigns)

RECITALS

WHEREAS, Licensor has developed certain computer programs and related Documentation more particularly described in Schedule A attached hereto (the “Products”) and desires to grant to Licensee a license to use the Software.

WHEREAS, Licensee wishes to use the Software under the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Licensee and Licensor hereby agree as follows:

End-User Software License Agreement	Page 1 of 20

1.	DEFINITIONS

The following definitions shall apply to this Agreement:

“Software” means the computer programs, database structure and Documentation listed in Schedule A attached to this Agreement.

“Server” means a computer with programs that provides services to other computer programs (and their users) in the same or other computers.

“Site” means the location specified by the licensee for the implementation of the software.

“Client Computer” means a user’s computer (PC, MAC, Workstation) the client term implies the computer is connected to network where by the computer may request data from time to time from the Server.

“Source Code” is the collection of files needed to convert from human-readable form to some kind of computer-executable form.

“Install” means placing the Software on a computer’s hard disk, CD-ROM or other secondary storage device.

“Use” means (i) executing or loading the Software into computer RAM or other primary memory, and (ii) copying the Software for archival or emergency restart purposes.

“LAN” is Local Area Network which is a network linking number of computers and servers covering a small geographic area like an office, within a building.

“Product” means the computer programs, database structure and Documentation listed in Schedule A attached to this Agreement.

“WAN” is Wide Area Network which is a network of computers that covers a broad area (i.e., any network whose communications links cross metropolitan, regional, or national boundaries), usually connecting a multiple number of LAN’s across broad geographical boundaries.

“Territory” means the geographic territory of the Democratic Socialist Republic of Sri Lanka.

“Documentation” means all operation’s and user manuals, training materials, guides, listings, specifications, and other materials for use in conjunction with the Software.

“Test/Lab Environment” means the Licensee’s hardware set aside for testing or creating a simulation of the production environment that is used to process actual subscriber usage.

“Agreement” means this contract between the Licensor and Licensee, which may be amended or modified from time to time as may be mutually agreed in writing.

“License” means a perpetual, non-exclusive license to use the Software and Documentation.

“SMR” means software modification request which is a request from Licensee to Licensor to make a modification to the Software that is outside the scope of this Agreement.

“SRS” means software requirement specification which is a response from Licensor to Licensee’s SMR which will provide the details on the scope of work required to meet the SMR as well as proposed commercial terms.

“FSD” means mapping and alignment of the Licensee’s business objectives and processes to the Software functionality.

“ATC” means the mutually agreed test cases to be carried out as part of the UAT to demonstrate the successful implementation of the agreed scope of deliverables.

End-User Software License Agreement	Page 2 of 20

“UAT” means the execution of the agreed test cases defined in the ATC which if successfully completed will lead to the Licensee issuing the Acceptance Certificate to the Licensor.

“Acceptance Certificate” means the certificate to be issued by the Licensee to the Licensor upon the successful completion of the UAT which issuance indicates the successful completion of the Software implementation.

2.	REPRESENTATIONS AND WARRANTIES

Licensor and Licensee mutually represent, undertake and warrant that as of the date of this Agreement:

2.1	They are limited liability company duly incorporated, validly existing and empowered by its charter to carry on business of the nature described in this Agreement.

2.2	They have full corporate power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof.

2.3	Execution of this Agreement is duly authorized by law and has been duly and validly executed by both parties and is a legal, valid and binding obligation of the respective parties enforceable in accordance with the terms hereof.

2.4	The signatories of this Agreement have been duly empowered and authorized to execute this Agreement and to perform all obligations in accordance with the terms herein set out.

2.5	There is no known event that could change the status of any of these representations and warranties.

Licensor hereby represents and warrants to Licensee that:

2.6	Licensor is the owner of all rights, titles and interests, including copyrights, in all the Software, Documentation and any other licensed materials being granted to the Licensee. Licensor has not granted any rights or licenses to the Software, Documentation and any other licensed materials that would conflict with Licensor’s obligations under this Agreement.

2.7	Licensor will not enter into any agreement with any third party which would affect Licensee’s rights under this Agreement, or bind Licensee to any third party, without Licensee’s prior written consent. In any event, any agreement entered into by the Licensor with any third party or any attempt by the Licensor purporting to so enter into any such agreement, undertaking, commitment or otherwise, which would have the effect of affecting or binding the Licensee in any way whatsoever other than pursuant to the terms and conditions in this Agreement, shall be void and of no effect.

2.8	Licensee’s use of the Software, Documentation and any other licensed materials as authorized by this Agreement will not infringe any copyrights, trade secrets, patents or trademark rights, or any other intellectual property rights of any third party. The Software, Documentation and other licensed materials are free from all liens, claims, encumbrances and other restrictions.

2.9	The Software and its use by the Licensee hereunder do not violate or infringe rights of any third party or laws or regulations of any governmental or judicial authority.

2.10	Licensee shall be entitled to use and enjoy the benefit of the Software, Documentation and any other licensed materials whilst this Agreement remains in force.

2.11	Licensee’s use and possession thereof hereunder shall not be adversely affected, interrupted or disturbed by Licensor or any entity asserting a claim under or through Licensor.

2.12	The Licensor shall indemnify the Licensee against any damage, loss sustained by the Licensee or any claim that may arise against the Licensee due to any infringement or alleged infringement of any intellectual property of any third party by virtue of this Agreement or the use of the Software or License. Further, the Licensor shall immediately effect required modifications/alterations to any Software or License that infringes or may infringe any intellectual property rights of any third party, free of charge, without losing the functionality as required hereunder, of the Software or License.

End-User Software License Agreement	Page 3 of 20

3.	THE SOFTWARE

The Software shall consist of modules or components and shall perform functions and comply with the programs and documentation, and features, identified in Schedule A and Schedule E of this Agreement respectively. Each Software’s module or component, specification, feature and proposal, program or documentation included or referred to in Schedule A and Schedule E are expressly incorporated by reference herein. The Software will be and has been tested on its reliability and functionality and there shall be no defects or errors - latent or otherwise.

4.	DOCUMENTATION

The Documentation shall consist of all operator and user manuals, training materials, listings, Software and module administration guides, Software and module operation guide focusing and highlighting system functionality, Installation guide and other materials for use in conjunction with the Software. In addition, the Licensee’s Request for Proposals / Invitation to Bid and the Licensor’s response to the said Request for Proposals / Invitation to Bid shall also be part of the Documentation -provided that in the event of any conflict or discrepancy between the said Proposals / Invitation to Bid and Documentation, the Proposals / Invitation to Bid shall prevail. Upon completion of implementation, the FSD, ATC, UAT and Acceptance Certificate will also be a part of the Documentation. Licensor shall deliver to Licensee two complete copies of the Documentation in the English language. Licensee shall have the right, as part of the License granted herein, to make as many copies of the Documentation as may be necessary for its own use.

5.	SOURCE CODE

The Software shall not include its Source Code form and will not include all relevant explanations and Documentation of the Source Code (collectively, “Commentary”). Licensor is not at any time required to deliver to Licensee, any copies of the complete or partial Source Code contained on Licensee machine-readable media and a complete listing of the Source Code and Commentary, unless the Licensor declares bankruptcy, becomes insolvent, or ceases to carry on with its software business or other similar events, or declines for any reason whatsoever, to support the Licensee pursuant to the Software or Licenses provided to the Licensee, other than in the event of a breach of the Licensee’s obligations hereunder.

In case any of the events above mentioned occurs, the Licensee will immediately be given a copy of the Source Code and Commentary of the Software, and the Licensee shall have an unlimited right to use and modify the Source Code and Commentary for only the Licensee’s operations.

6.	OPERATING ENVIRONMENT

The Software, and each module or component and function thereof, shall be capable of operating fully and correctly on the combination of the computer equipment (“Hardware”), the programming language and the operating system specifications in Schedule D of this Agreement.

7.	SOFTWARE LICENSE TERMS

Licensor hereby grants to Licensee a perpetual, non-exclusive License to use the Software and Documentation, as specified in Schedule B. This License is effective when executed by both parties and the License granted to the Software remains in force until termination of this Agreement.

In granting this non-exclusive License to the Licensee by the Licensor, the Licensee will be allowed to utilize the Software system on the following terms:

End-User Software License Agreement	Page 4 of 20

Licensor hereby grants to Licensee a perpetual, non-exclusive License to Install and use the Software on:

1.	Multiple Server Licenses - up to four of the Licensee’s Servers (two in Live Servers and two in Test/Lab Environments) provided the Software will only be in use on Licensee’s Client Computer(s) at any time. If the Software is permanently Installed on the hard disk or other storage device of a Server, one person may use the Software under the server licensing conditions, any further users of the application is to be determined under the Multiple Standalone computer licensing terms detailed below.

2.	Multiple Standalone Computer Licenses - unlimited number of single-user computers in the Licensee’s possession.

3.	Site Licenses - on any computer located at 10 sites Specified by the Licensee for the use with two CAS and one Head-end connected to the two CAS operating at one regional site, provided by the Licensee.

4.

LAN and/or WAN Licenses - on the Licensee’s LAN and/or WAN. Provided the total number of users who have access to the Software at any time does not exceed the Multiple Standalone Computer authorized number.

The Licenses are summarized in greater detail in Schedule B.

8.	SOFTWARE LICENSE FEES

As consideration for the perpetual license to use the Software and Documentation granted to Licensee herein, Licensee shall pay to Licensor the charges specified in Schedule C.

The License for the Software specified in Schedule A will be in effect from the date of first commercial operation of the Software - which shall be 01.11.2013.

9.	LICENSEE’S RIGHTS AND OBLIGATIONS

Licensee has the right to:

1.	Make one copy of the Software and related documents and data generated thereby solely for backup or archival purposes.

2.	Transfer the Software to a single hard disk, provided Licensee keeps the original solely for backup or archival purposes.

3.	Licensee may, at any time, without prior notice to or consent of Licensor, transfer the Software to any location other than the site of initial Installation for use on any other central processing unit which is owned or controlled by Licensee. Licensee shall thereafter promptly give Licensor notice of such new location.

4.	Licensee shall request for a modification to the Software by sending a SMR document to the Licensor listing the requested modifications along with process flows and test cases. On the receipt of the SMR the Licensor shall carefully evaluate the document and dispatch a SRS to the Licensee along with the commercial terms for such a modification. The Parties hereby agree that the commercial terms and fees shall not be greater than relevant market rates. However, in the event any modification is required for the software to operate with the functionality as per the initial tender such modification shall be done by the Licensor free of charge regardless of the time the modification is requested or the need for the modification becomes apparent.

5.	The Software will be delivered by Licensor to locations of choice of Licensee.

Licensee has the following obligations:

6.	The Licensee must treat the Software and Documentation like any other copyrighted material - for example a book.

7.	Cannot copy the Documentation in excess of that required for its own purposes.

End-User Software License Agreement	Page 5 of 20

8.	Cannot copy the Software except to make archival or backup copies as provided above

9.	Cannot modify, enhance nor adapt the Software nor merge it into another program unless otherwise pursuant to the Licensor’s written consent.

10.	Cannot reverse engineer, disassemble, decompile or make any attempt to discover the Source Code of the Software.

11.	Cannot place the Software onto a server so that it is accessible via a public network such as the Internet.

12.	Cannot sublicense, rent, lease or lend any portion of the Software or Documentation unless to its subsidiaries, affiliate or associate companies or other entity within the LankaClear Group of companies.

10.	SOFTWARE INSTALLATION

Promptly after delivery of the Software and Documentation to the Site, Licensor shall Install and configure the Software in accordance with the documentation mentioned in Schedule F. The Software Installation and acceptance process will incorporate the following steps:

1.

Licensor notifying Licensee the name of the designated Project Manager of the Licensor along with his/her qualifications, who according to Licensee view, shall be able to complete the project and Software installation as agreed in this Agreement.

2.	Licensee sending in writing its acceptance of the designated Project Manager.

3.	Licensee notifying the name and designation of persons who would be its single point contact with the Licensor for purposes hereunder.

4.	Licensor’s designated Project Manager working with designated Licensee’s personnel for all project implementation activities.

5.	Analysis of Licensee’s business objectives and processes.

6.	Mapping and configuring Licensee’s business objectives and processes to the Software.

The Licensee shall be responsible to provide all of the required Hardware except that required for the installation of any special software, which special Hardware the Licensor shall provide as specified in Table 1 of Schedule D.

Licensee may submit to Licensor any other observations, suggestions made during the implementation and or any change or enhancements that might be required or recommended.

Licensor will review the same. However the following will not be a part of the initial implementation and may be chargeable these will be categorized as follows:

●	Enhancement: This category of issues would require a detailed analysis. Freezing the scope, deciding the delivery schedule and commercials if any.

●	Change in Requirement: This category of issues would require a detailed analysis, freezing the scope, deciding the delivery schedule and commercials if any.

●	Customization: This category of issues is typically outside the Product that can be taken Up as and when needed during the implementation. For these points there should be an agreement by both parties on scope, time and commercials.

●	Configuration: This category of issues requires specific configuration in the Software to demonstrate the features.

●	Bugs: This category of issues are the bugs reported and are fixed as per the Service Level Agreement (SLA). If there is delay or business interruptions that are caused by the bugs in the Software, Licensee shall have the right to a reduction in the Annual Maintenance Fee that shall be paid by Licensee to Licensor which shall be elaborated in the Service Level Agreement.

End-User Software License Agreement	Page 6 of 20

11.	TRAINING

The License Fee includes all costs for the training of Licensee’s employees on the use and operation of the Software on the Hardware, including instruction in any necessary conversion of Licensee’s data for such use. Pursuant to a mutually agreed upon schedule, Licensor shall provide experienced and qualified personnel to conduct up to 14 full eight-hour days of such training of groups of up to six employees or other personnel of Licensee at a location or locations designated by Licensee within the Territory.

12.	SOFTWARE MAINTENANCE

During the implementation period, first year of use, and the period covered by the maintenance terms, Licensor shall promptly notify Licensee of any defects or malfunctions in the Software or Documentation of which it learns from any source. Licensor shall promptly correct any defects or malfunctions in the Software or Documentation discovered during the validity of this in accordance with the Service Level Agreement (SLA) specified under Clause 13 of this Agreement. Any defects or malfunctions will be rectified and the Licensor shall provide the Licensee with corrected copies of same, without additional charge. Licensor’s obligation hereunder shall not affect any other liability which it may have to Licensee.

Licensor shall provide to Licensee, without additional charge, copies of the Software and Documentation revised to reflect any enhancements to the Software made by Licensor during the validity of this Agreement as long as the customer continues to pay for the Annual Maintenance Fee or as specified in a separate agreement. Such enhancements shall include all modifications to the Software which increase the speed, efficiency or ease of operation of the Software, or add additional capabilities to or otherwise improve the functions and functionality of the Software.

13.	SERVICE LEVEL AGREEMENT

The Licensor shall sign a separate mutually agreed SLA covering the warranty and the post-warranty periods with the required service levels within 14 days of accepting the Letter of Award.

In connection with the Licensee’s use and operation of the Software or any problems therewith, during the term of this Agreement or any extended term, if any, the Licensor shall provide to Licensee, without additional charges, (I) telephonic support 24 hours a day and 365 days a year and (ii) remote support 24 hours a day and 365 days a year. In case there is an issue in the application due to the Licensor in any manner whatsoever, which requires on-site support, the Licensor will be responsible for all expenses of such visits including transport.

Provided the Licensee has made all payments due under the Technical Support and Maintenance Services Agreement executed between the parties hereto, the Licensor will be responsible to provide to Licensee all patches or updates to the Software that it develops along with relevant Documentation containing inter alia the functionality, specifications and Installation procedures for any such patches or updates, immediately upon developing such Software.

14.	CHANGES IN THE SCOPE OF WORK

The Licensor’s basis for implementation of the Software is the scope defined in the BRS or FSD. After starting the assignment, if Licensor finds any deviations to the scope defined, change management processes would be triggered and the Licensor will be given an opportunity to submit a revised commercial proposal covering the charges for the work to be completed as per the enhanced scope of work Licensor will proceed with the rest of the work only after confirming the revised commercial proposal with Licensee.

End-User Software License Agreement	Page 7 of 20

15.	UPDATES AND REVISIONS

During the period of this Agreement, the Licensor will advise the Licensee of any updates or revisions that Licensor is incorporating into the Software. On Licensee’s request a single copy of the Software incorporating this type of change will be sent to Licensee in object form and Licensor will grant Licensee a perpetual, non-exclusive, non-transferable license to use it subject to the same terms that are set out elsewhere in this Agreement.

16.	TERM AND TERMINATION

This Agreement shall be effective from 01.04.2013 until terminated as per provisions hereunder.

Licensor shall have the right to terminate this License if Licensee fails to perform any obligation required of Licensee under this Agreement and Licensee does not remedy any such breach within 60 days of notification by the Licensor of such breach or if Licensee becomes bankrupt or insolvent. Licensee shall have the right to immediately terminate this License if Licensor fails to perform any obligation required of Licensor under this Agreement or if Licensor becomes bankrupt or insolvent. This License Agreement takes effect upon Licensee’s use of the software and effective until terminated. Licensee may terminate this Agreement at any time for whatever reasons by giving six (06) months’ notice to the Licensor and in such a case the Licensee must cease to use the Software and Documentation in its possession. Licensor may terminate this Agreement at any time for whatever reason by giving eighteen (18) months’ notice to the Licensee.

Upon termination of this License, Licensee shall return to Licensor or destroy the original and all copies of the Software except copies that are needed by applicable laws and regulations or corporate data keeping. Licensor shall have a reasonable opportunity to conduct an inspection of Licensee’s place of business to assure compliance with this provision.

Termination of this Agreement will not in any event affect any rights or liabilities of the parties accrued to them as at the date of termination.

Exercise of any right by either Party hereunder shall not prejudice that Party’s right to exercise any other right, or to terminate this Agreement.

17.	WARRANTY

Licensor warrants that for the period of this contract and after delivery of the Software to Licensee:

A.	The Software will be delivered in electronic form, including files transferred or downloaded from the internet or on physical media, and will be free from defects in materials and workmanship under normal use; and,

B.	The Software will perform in substantial accordance with the FSD.

18.	LIMITED REMEDY

Licensor’s entire liability and Licensee’s exclusive remedy shall be:

The replacement of any CD-ROM(s) or other media not meeting the Warranty which is returned to Licensor due to damage which will be replaced by the Licensor within 3 days.

End-User Software License Agreement	Page 8 of 20

IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE FOR ANY CONSEQUENSIAL DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE USE OR THE INABILITY TO USE THE SOFTWARE (EVEN IF LICENSOR OR AN AUTHORIZED DEALER OR DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF THESE DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY).

IN NO EVENT WILL LICENSEE BE LIABLE TO LICENSOR FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM THIS AGREEMENT OR USE OF THE SOFTWARE (EVEN IF LICENSEE OR AN AUTHORIZED DEALER, DISTRIBUTOR OR REPRESENTATIVE OF THE LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF THESE DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY.

19.	TITLE TO SOFTWARE

Licensor retains title to and ownership of the Software and all enhancements, modifications and updates made by Licensor on the Software.

20.	CONFIDENTIALITY

Each party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of such other party. This obligation shall survive the cancellation or other termination of this Agreement.

The Software contains trade secrets and proprietary know-how that belong to the Licensor and it is being made available to the Licensee in strict confidence.

HAVING DUE REGARDS TO THE PREVAILING COPYRIGHT LAWS, ANY USE OR DISCLOSURE OF THE SOFTWARE, OR OF ITS ALGORITHMS, PROTOCALS OR INTERFACES, OTHER THAN IN STRICT ACCORDANCE WITH THIS LICENSE AGREEMENT, MAY BE ACTIONABLE AS A VIOLATION OF OUR TRADE SECRET RIGHTS. Exception to this, is if the disclosure is mandated by law or for the requirements of the investigation agency, the tax agency, auditing or for credit units to assess the authenticity of the software.

21.	PUBLICITY

Licensor shall not refer to the existence of this Agreement in any press release, advertising or materials distributed to prospective customers, without the prior written consent of Licensee and vice versa.

22.	LICENSOR’S PROPRIETARY NOTICES

Licensee agrees that any copies of the Software or Documentation which it makes pursuant to this Agreement shall bear all copyright, trademark and other proprietary notices included therein by Licensor and, except as expressly authorized herein, Licensee shall not distribute same to any third party without Licensor’s prior written consent.

End-User Software License Agreement	Page 9 of 20

23.	ASSIGNMENT

Licensee may assign this Agreement to any subsidiary or affiliate under its control, or as part of the sale of that part of its business which includes the Hardware or any substantial portion of its data processing facilities, or pursuant to any merger, consolidation or other reorganization, without Licensor’s consent, upon notice to Licensor. Licensor shall not assign this Agreement without Licensee’s prior written consent, which shall not be unreasonably withheld. An assignee of either party, if authorized hereunder, shall have all of the rights and obligations of the assigning party set forth in this Agreement.

24.	INDEMNITY

Licensor agrees to indemnify and hold harmless Licensee and its subsidiaries or affiliates under its control, and their directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim that Licensee’s use or possession of the Software or Documentation, or the license granted hereunder, infringes or violates the copyright, trade secret or other proprietary right of any third party. Licensor shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that Licensee gives Licensor prompt notice of any such claim of which it learns. No settlement which prevents Licensee from continuing to use the Software as provided herein shall be made without Licensee’s prior written consent. In all events, Licensee shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing.

Neither Clause 18 herein nor other exclusion or limitation of liability shall apply to this Clause.

25.	DISPUTE RESOLUTION

In the event of a dispute between the parties concerning any aspect of this Agreement the parties shall meet in good faith to resolve the dispute.

If any dispute or difference whatsoever arises between the parties concerning matters relating to this Agreement or any provision thereof, the parties herein shall use their best endeavors to resolve the dispute or difference amicably

Failing amicable resolution of such dispute or difference by the parties hereto the dispute or difference shall then be finally resolved by arbitration by a sole Arbitrator or in the event the Parties hereto cannot agree to the appointment of a sole Arbitrator by a panel of three Arbitrators at Colombo as per the Arbitration Act No. 11 of 1995 of Sri Lanka

26.	ATTORNEY FEES

If any legal action is necessary to enforce this License, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses in addition to any other relief to which it may be entitled after a final judgment is rendered.

27.	LIMITED LIABILITY

Unless otherwise expressly stated herein, Licensor shall not be liable to Licensee for any consequential damages arising out of Licensor’s breach of this Agreement.

Unless otherwise expressly stated herein, Licensee shall not be liable to Licensor for any consequential damages arising out of Licensee’s breach of this Agreement.

End-User Software License Agreement	Page 10 of 20

28.	NOTICE

All notices required or permitted to be given by one party to the other under this Agreement shall be sufficient if sent by registered post, fax, hand delivery or courier to the parties at the respective addresses set forth below or to such other address as the party to receive the notice has designated by notice to the other party.

To Licensor

Manager Legal,

Duo Software (Pvt) Ltd.

403 Galle Road,

Colombo 3,

Fax: 2375133

Licensee

General Manager/CEO

LankaClear (Pvt) Limited,

Level 18, Bank of Ceylon Head Office,

“BOC Square”,

No. 01, Bank of Ceylon Mawatha,

Colombo 1.

Fax: 2478957

29.	GOVERNING LAW

This Agreement shall be governed by and construed under the laws of Sri Lanka.

30.	SEVERABILITY

If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

31.	NO WAIVER

The failure by any party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder nor operate so as to bar the exercise or enforcement hereof at any time. Further, no waiver of any term or condition in this Agreement by either Party shall be deemed subsequent waiver of that term or waiver of any other term or condition.

32.	FORCE MAJEURE

Should any contingencies arises which prevent the complete or partial fulfillment by either of the parties of their respective obligations under this contract, namely Fire, Acts of God, prohibition of export, arrest and restrain of Rules, Government or any other causes beyond the parties control, the time stipulated for fulfillment of the obligations shall be extended for a period equal to that during which such contingencies will remain in force.

If a force major situation arises, the parties to this Agreement shall notify in writing within fourteen (14) days with evidence showing the force major.

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33.	COMPLETE AGREEMENT

This Agreement and its Schedules mentioned below sets forth the entire understanding of the parties as to its subject matter and may not be modified except in writing executed by both parties.

i)	Schedule A	-	Computer Programmes and Documentation
ii)	Schedule B	-	Licensing
iii)	Schedule C	-	Payment Schedule
iv)	Schedule D	-	Hardware, Programing Language and Operating System
v)	Schedule E	-	Software Features Summary
vi)	Schedule F	-	Documentation

34.	WARRANTY OF AUTHORITY

The Licensee hereby warrants that it has full capacity in law and otherwise to enter into this Agreement and to carry out obligations/services hereunder, and that there is nothing legally or otherwise prohibiting it from doing so. Both parties hereto represent and warrant to each other that the signatories of both parties are entitled to sign on behalf of the respective parties and the rights and obligations of both parties shall be legally valid and binding and enforceable on both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth first above, with full knowledge of its content and significance and intending to be legally bound by the terms hereof.

For and on behalf of	For and on behalf of
DUO SOFTWARE (PVT) LIMITED	LANKACLEAR (PVT) LIMITED

/s/ JENNIFER PERERA	/s/ SUNIMAL B. WEERASOORIYA
JENNIFER PERERA	SUNIMAL B. WEERASOORIYA,
CFO	General Manager/CEO

Witness:	Witness:

/s/ M.A.Safras Mohamed	/s/ Shamitha Atapattu
Name: M.A.Safras Mohamed	Name: Shamitha Atapattu

End-User Software License Agreement	Page 12 of 20

SCHEDULE A

COMPUTER PROGRAMS AND DOCUMENTATION

DuoContact Ver 3.2

End-User Software License Agreement	Page 13 of 20

SCHEDULE B

LICENSING

DuoContact Version 3.2

Concurrent Voice Ports	- 30 nos.
Agents Licenses	- 08 nos.
Supervisor Licenses	- 02 nos.
Back Office Agent licenses	- 05 nos.

End-User Software License Agreement	Page 14 of 20

SCHEDULE C

PAYMENT SCHEDULE

SOFTWARE LICENSE AND IMPLEMENTATION FEE

DuoContact Implementation Charges	LKR. 1,300,000.00

Table 1

Annual Maintenance Charge (AMC)

Standard AMC shall be 20% of the DuoContact Implementation Charges mentioned above. AMC shall be paid effective after the one (01) year warranty period or from the 12th month from the Installation - whichever occurs first.

As and when the additional license/modules/new feature/item are purchased, the price will be deemed included in the total solution price and AMC shall be paid accordingly.

Terms and conditions pertaining to maintenance and support shall be as per the Technical Support and Maintenance Services Agreement dated the same date as this Agreement, executed between the parties hereto.

For additional Agent license and IVR port license

Description	Price
Agents License	USD. 575
Supervisor License	USD. 950
Back Office Agent licenses	USD. 300
(Agent license will be sold at 5 license blocks by the Licensor, or as individual licenses if possible)

Table 2

Hardware

Licensor will provide the hardware bundled with the Help Desk Call Monitoring and Tracking System, should client insist.

Description	Quantity	Unit Price	Total Price
HP Proliant Server	02	LKR. 295,500.00	LKR. 591,000.00

Table 3

Licensor will not charge any AMC or support fee for the hardware and will not take the responsibility of warranty and hardware failure since Licensor is neither a vendor nor an agent for the above hardware.

End-User Software License Agreement	Page 15 of 20

Warranty/Support will be determined and worked according to the agent/vendor of the above specified hardware.

However, Licensor will coordinate with hardware vendor if a hardware failure/fault occurs, to ensure that such failure/fault does not affect Licensee’s Help Desk operation.

PAYMENT TERMS

Software License and Implementation fee

20% within 14 days of the letter of award

80% on Completion of Implementation

Additional Licenses

Payment for additional licenses shall a one-time payment and shall be made after the licenses are delivered - as per pricing in Table 2 of this Schedule.

End-User Software License Agreement	Page 16 of 20

SCHEDULE D

HARDWARE, PROGRAMMING LANGUAGE AND OPERATING SYSTEM

Production Servers	Recommended Hardware Specification	High Availability Requirement
DuoContact - Call Sever/DB Server	HP Proliant Server	Minimum of 2 Servers for Redundancy

Table 1

End-User Software License Agreement	Page 17 of 20

SCHEDULE E

SOFTWARE FEATURES SUMMARY

CODE	QTY	Unit Measure	Description
Contact Center Solution functions
DC-BS-1001-01	30	EA	DuoContact Base APP with RTP /G711, G726 Codec. IP Control
DC-BS-1001-02	30	EA	G729 Voice Codec
DC-BS-1010-01	08	EA	Record & Play back
DC-BS-1012-01	02	EA	Conference Resource
DC-BS-1012-02	04	EA	Conference Clients
DC-BS-1013-01	01	EA	Fax Termination
DC-BS-1015-01	08	EA	Queue
DC-BS-1015-02	08	P.P	ACD
DC-BS-1016-01	08	P.P	IVR
DC-BS-1017-01	08	EA	Client Access Connector
DC-BS-1017-02	08	P.C	Agent Console
DC-BS-1019-01	02	EA	Supervisor Connector
DC-BS-1019-02	02	P.C	Supervisor Console
DC-BS-1023-01	08	EA	Music On Hold
DC-BS-1030-01	01	EA	Central Reporting
DC-BS-1030-02	08	EA	Agent Reporting
DC-BS-1030-03	01	EA	Supervisor Reporting
DC-BS-1041-01	00	EA	Email
DC-BS-1041-02	00	P.C	Email Client
DC-BS-1042-01	00	EA	SMS (Not included for client communication but will have the option for internal task escalation.)
DC-BS-1065-01	00	P.C	Call Intrusion
DC-BS-1065-02	00	P.C	Supervisor Agent Assist
DC-BS-1090-01	01	P.C	API for Extending to 3rd Party

DUO WorkAction
DC-WA-1000- 01	08	EA	Work Action Agent Module - Manage inquiries, complaints and activities
DC-WA-1030- 01	05	EA	Work Action Back. Office Module — Manage inquiries, complaints and activities

End-User Software License Agreement	Page 18 of 20

Third party Software
Operating System	02		Window Server 2008 R2 Standard Edition
Database	02		MS SQL 2008 R2 Standard Edition

Hardware
DIA-IEI-LC	00	PC	Dialogic HMP License
IP Phone Agent	00	PC
Media Gateway	00	PC	Media Gateway
Servers	02		HP Servers
Headsets	06	EA	Accutone Headset

EA = Each Agent

PP = Per Port

PC = Per Client

PT = Per Tenant

End-User Software License Agreement	Page 19 of 20

SCHEDULE F

DOCUMENTATION

●	System functional specifications, including all relevant applications and modules

●	System administration guide

●	System operation guide

●	Installation guide

●	System user guide (focusing and highlighting system functionality)

End-User Software License Agreement	Page 20 of 20